EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of August, 2008 (the “Effective Date”), by and between EnerJex Resources, Inc., a Nevada corporation (“EnerJex”), and Dierdre P. Jones (“Jones”).

W I T N E S S E T H:

WHEREAS, EnerJex and Jones desire to enter into this Employment Agreement, pursuant to which Jones shall be employed by EnerJex, to set forth the respective rights, duties and obligations of the parties hereto.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, EnerJex and Jones agree as follows:

1.	EMPLOYMENT. EnerJex hereby agrees to employ Jones and Jones hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.
TERM. For purposes of this Agreement, “Term” shall mean the original term (as defined in Section 2.1 below), if Renewal Term is initiated, then “Term” shall mean the renewal term period (as defined in Section 2.2, below).

2.1	Original Term: The Term of this Agreement shall commence on August 1, 2008 and expire on July 31, 2011, unless sooner terminated pursuant to the terms and provisions herein stated.

2.2
Renewal:  At any time prior to the expiration of the Original Term, as stated above, EnerJex and Jones may, by mutual written agreement, extend Jones’ employment under the terms of this Agreement for such additional periods as they may agree.

3.           COMPENSATION.

3.1
Salary:   EnerJex shall pay Jones a base salary of One Hundred Forty Thousand Dollars ($140,000) per year (“Salary”). Such Salary shall be payable in accordance with EnerJex’s normal policies. Further, the Governance, Compensation and Nominating Committee of the Board of Directors shall review the Salary annually for an increase, such increase not to be less than the year-over-year increase in the U.S. Consumer Price Index.

3.2
Stock Options: Effective as of August 1, 2008 (the “Grant Date”), EnerJex shall grant to Jones, as a signing bonus, Stock Option Certificates (“Certificates”) to purchase 40,000 common shares of EnerJex at an exercise price equal to the greater of $6.25 per share or the fair market value per share on the Grant Date. Certificates may be exercised at any time, in whole or in part, during the three (3) year period measured from the Grant Date and shall be subject to the terms and conditions of the EnerJex Resources, Inc. Stock Option Plan and any related award agreement thereunder. The Certificates shall be fully vested as of the Grant Date.

3.3
Incentive Compensation: In addition to the Salary, Jones shall be eligible to receive as incentive compensation (“Bonus”) in respect of each fiscal year (or portion thereof) of EnerJex, thirty percent (30%) of her then applicable Salary, in addition to any other amount determined in accordance with any other short term incentive compensation program, which has been or may be established by the Board either for Jones or for executives or senior management. The determination as to the amounts of any awards to be paid to Jones under these programs shall be reviewed at least annually by the appropriate Board committees to ensure that such amounts are competitive with awards granted to similarly situated CFO’s of publicly held companies comparable to EnerJex. The specific goals and objectives, including quantitative and qualitative measures, used to determine the amount to be paid as a Bonus for fiscal 2009 shall be agreed to by and between the CEO and CFO not later than September 30, 2008. Thereafter, the CEO and CFO shall determine Bonus measures on or before June 30th of each successive year this Agreement.

4.           JONES BENEFITS.

4.1
General Benefits:  Jones shall be entitled to receive or participate in all benefit plans and programs of EnerJex made available from time to time to executives or senior management of EnerJex, including but not limited to, dental and medical insurance, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, group life insurance, salary continuation plans, disability coverage and other fringe benefits.

4.2
Vacation:  Jones shall be entitled during the Term of this Agreement to four (4) weeks vacation per year during which time Jones’ compensation will be paid in full.  Unused days of vacation will be compensated in accordance with EnerJex’s policy as established by EnerJex from time to time.  Jones may take the vacation periods at any time during the year as long as Jones schedules time off as to not create an unreasonable hardship on EnerJex.  In addition, Jones shall have such other days off, including paid sick leave and paid holidays, in accordance with EnerJex’s policy.

4.1
Perquisites: Jones shall be entitled to receive reimbursement for all pre-approved fees, costs and expenses related to the maintenance of her professional designations, including but not limited to, continuing education, licensing and membership fees, filing fees and other reasonable and related costs approved in advance by EnerJex.

5.           DUTIES/SERVICE.

5.1
Position: Jones shall be employed as Chief Financial Officer and shall perform such services and duties as are defined in Addendum A, Job Description, attached hereto, and as are normally associated with such position, subject to the direction, supervision and rules and regulations of EnerJex.

5.2	Place of Employment: The place of Jones’ employment and the performance of Jones’ duties will be at EnerJex’s corporate headquarters or at such location as agreed upon by EnerJex and Jones.

5.3
Extent of Services: Jones shall at all times and to the best of her ability perform her duties and obligations under this Agreement in a reasonable manner consistent with the interests of EnerJex.  The precise services of Jones may be extended or curtailed, from time to time at the discretion of EnerJex, and Jones agrees to render such different and/or additional services of a similar nature as may be assigned from time-to-time by EnerJex, reasonably requested and as are further in accordance with the responsibilities and duties normally associated with similarly situated executives.

5.3.1 Except as otherwise agreed by EnerJex and Jones in writing, it is expressly understood and agreed that Jones’ employment is fulltime and of a critical nature to the success of EnerJex and is therefore exclusive.  Jones may not be employed by other entities or otherwise perform duties and undertakings on behalf of others or for her own interest unless pre-approved by the Board of Directors.  EnerJex acknowledges that Jones presently, or may in the future, serve on the Board of Directors of other companies and such action shall not be a breach of this section; provided, however, that such companies either: (a) are listed on Addendum B, attached hereto; or (b) do not compete with EnerJex or interfere with the performance of Jones’ duties pursuant to this Agreement, as determined in the reasonable judgment of the Board of Directors.  Unless otherwise agreed by EnerJex and Jones in writing, employment of Jones at less than full time shall not affect the vesting of the Option Shares pursuant to this Agreement.

5.3.2 Additionally, EnerJex recognizes that Jones has, or may have in the future, passive equity positions in other companies, which either: (a) are listed on Addendum B attached hereto; or (b) do not compete with EnerJex in the reasonable judgment of the Board of Directors.  EnerJex recognizes that such equity positions may occasionally require some limited attention from Jones during normal business hours.  However, Jones agrees that if such time is considered excessive by the Board of

Directors, Jones shall be so advised and noticed by EnerJex and Jones shall be required to make appropriate adjustments to ensure her duties and obligations under this Agreement are fulfilled.

6.
TERMINATION. The Term of this Agreement shall end upon its expiration pursuant to Section 2 hereof, provided that this Agreement shall terminate prior to such date: (a) upon Jones’ resignation, death or permanent disability or incapacity; or (b) by EnerJex at any time for “Cause” (as defined in Section 6.4 below) or without Cause.

6.1
By Resignation Prior to Change of Control:  If Jones resigns with “Good Reason” (as defined below) prior to a Change of Control (as defined in Section 7), this Agreement shall terminate but, Jones shall be entitled to receive a lump sum payment equal to twelve (12) months Salary plus her prorated Bonus through the date of termination. Further, upon resignation for Good Reason prior to a Change of Control, all unvested stock or options held by Jones shall immediately vest and become exercisable for the full term set forth in such stock option or equity award agreements.  To the extent Jones elects to continue her group health coverage pursuant to COBRA following her termination of employment, then Jones shall be eligible to continue such coverage for herself and her dependents (if applicable), at EnerJex’s expense, for a period of twelve (12) months at the same cost as if Jones were still an employee of EnerJex.  To the extent that EnerJex finds it undesirable to cover Jones under its group health plan, EnerJex shall provide Jones (at EnerJex’s expense) with the same level of coverage under an individual policy or policies.

For purposes of this Agreement, “Good Reason” shall mean any of the following if the same shall occur without Jones’ express written consent:

(i)           a material diminution in Jones’ Salary;

(ii)	a material diminution in Jones’ authority, duties, or responsibilities;

(iii)	a material change in the geographic location at which Jones must perform the services for which she is employed; or

(iv)	a change in the current reporting structure of the CFO reporting directly to the current CEO; or

(v)	any other action or inaction that constitutes a material breach by EnerJex under this Agreement.

Jones shall be required to provide notice to EnerJex of the existence of any of the foregoing conditions within 30 days of the initial existence of the condition, upon the notice of which EnerJex shall have a period of 30 days during which it may remedy the condition without giving rise to the obligations under this Section 6.1

If Jones resigns without Good Reason, Jones shall be entitled to receive Jones’ Salary only through the date of such resignation.

6.2
By Reason of Incapacity or Disability: If Jones becomes so incapacitated by reason of accident, illness, or other disability that Jones is unable to carry on substantially all of the normal duties and obligations of Jones under this Agreement for a continuous period of sixty (60) calendar days, this Agreement shall terminate. For purposes of the foregoing, Jones’ permanent disability or incapacity shall be determined in accordance with EnerJex’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by EnerJex’s Board of Directors in its good faith judgment based upon Jones’ inability to perform normal and reasonable duties and obligations. If Jones’ employment is terminated due to such disability, Jones shall be entitled to receive Jones’ Salary only through the date of such termination.  Other disability benefits, if any, will be determined in accordance with the terms of EnerJex’s benefit plans and programs.

6.3
By Reason of Death:  If Jones dies during the Term of this Agreement, EnerJex shall pay to the estate of Jones any earned Salary only through the date of Jones’ death. Other death benefits, if any, will be determined in accordance with the terms of EnerJex’s benefit plans and programs.

6.4	For Cause: If this Agreement is terminated by EnerJex for Cause, Jones shall be entitled to receive Jones’ Salary only through the date of termination.

For purposes of this Agreement, “Cause” shall mean:

(i)	any act of dishonesty or fraud with respect to EnerJex;

(ii)	Jones’ conviction of a felony, a crime involving moral turpitude or other act causing material harm to EnerJex’s standing and reputation;

(iii)	Jones’ continued material failure to perform Jones’ duties to EnerJex after ten (10) business days’ written notice thereof to Jones; or

(iv)	gross negligence or willful misconduct by Jones with respect to EnerJex.

EnerJex shall provide Jones, within ten (10) business days of becoming aware of a “For Cause” breach, written notice, which shall include written documentation, if any, of the “For Cause” breach, as defined above. Upon receipt of the written notice, Jones shall have thirty (30) calendar days to respond to EnerJex’s notice and attempt to cure or resolve the “For Cause” breach. If after that 30 day period, in the judgment of the Board of Directors, the “For Cause” breach still exists, then termination shall become effective immediately.

6.5
Without Cause Prior to Change of Control:  If EnerJex terminates Jones’ employment without Cause prior to a Change of Control, Jones shall be entitled to receive a lump sum payment equal to twelve (12) months Salary plus her prorated Bonus through the date of termination.  Further, all unvested stock or options held by Jones shall immediately vest and become exercisable for the full term set forth in such stock option or equity award agreements.  To the extent Jones elects to continue her group health coverage pursuant to COBRA following her termination of employment, then Jones shall be eligible to continue such coverage for herself and her dependents (if applicable), at EnerJex’s expense, for a period of twelve (12) months at the same cost as if Jones were still an employee of EnerJex.  To the extent that EnerJex finds it undesirable to cover Jones under its group health plan, EnerJex shall provide Jones (at EnerJex’s expense) with the same level of coverage under an individual policy or policies. Jones expressly agrees and understands that, under such circumstances, she shall be entitled only to the payments recited herein, including any prorated Bonus through the date of termination, and she shall not be entitled to any further compensation of any kind through the Term of the Agreement.

6.6
Change of Control Severance:  If EnerJex terminates Jones’ employment without Cause within twelve (12) months after a Change of Control, or Jones resigns her employment with Good Reason within twelve (12) months after a Change of Control, Jones shall be entitled to receive a lump sum payment equal to twelve (12) months Salary plus 100% of her prior year’s Bonus.  Further, all stock options or equity awards granted by EnerJex shall immediately vest and become exercisable for the full term set forth in such stock option or equity award agreements.  To the extent Jones elects to continue her group health coverage pursuant to COBRA following her termination of employment, then Jones shall be eligible to continue such coverage for herself and her dependents (if applicable), at EnerJex’s expense, for a period of twelve (12) months at the same cost as if Jones were still an employee of EnerJex.  To the extent that EnerJex finds it undesirable to cover Jones under its group health plan, EnerJex shall provide Jones (at EnerJex’s expense) with the same level of coverage under an individual policy or policies.

6.7
No Mitigation:  Jones shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement, nor shall any such payment or benefit be reduced by any earnings or benefits Jones may receive from any other source.

6.8
Effect of Termination on Unused Vacation Time and Other Benefits:  Upon the termination of this Agreement, unless termination is for Cause, Jones shall also have the right to receive any accrued but unused vacation time for that current fiscal year, and any benefits vested under the terms of any applicable benefit plans.

6.9
Time of Payment:  Any amounts payable under this Section 6 shall be paid in a single lump sum within 30 days following Jones’ termination of employment.  The parties intend that all such payments shall satisfy the short term deferral exception under Treasury Regulation §1.409A-1(b)(4) and therefore shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

6.10
Release and Waiver:  Notwithstanding the preceding provisions of this Section 6 or any other provision in this Agreement to the contrary, Jones’ entitlement to any post-termination payment under this Agreement shall be subject to and conditioned upon Jones’ execution of a release and waiver of claims on the form reasonably acceptable to EnerJex.

7.	CHANGE OF CONTROL.

For purposes of this Agreement a “Change of Control” shall mean:

(i)
The consummation of a merger or consolidation of EnerJex with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of EnerJex immediately prior to such merger, consolidation or other reorganization;

(ii)	the sale, transfer or other disposition of all or substantially all of EnerJex’s assets; or

(iii)	The date that 40% or more of the current members of the Board of Directors as of the date of this Agreement are replaced by directors who are not currently members of the Board of Directors.

A transaction shall not constitute a Change of Control if (i) its purpose is to change the state of EnerJex’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held EnerJex’s securities immediately before such transaction, (ii) create a separate entity, such as an MLP for holding certain assets of EnerJex, or (iii) if the Change of Control is the result of a bona fide public offering of EnerJex’s securities or other form of capital raising transaction conducted by EnerJex or its assigns within twelve (12) months from the date of this Agreement; other than the public offering on Form S-1 originally filed with the Securities and Exchange Commission on or about April 9, 2008.

8.	TRADE SECRETS AND CONFIDENTIALITY.

8.1
Nondisclosure: Without the prior written consent of EnerJex, Jones shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Jones’ own benefit, gain, or otherwise, any customer lists, plans, products, data, results of tests and data, or any other trade secrets or confidential materials or like information (collectively referred to as the “Confidential Information”) of EnerJex and/or its Affiliates, as hereinafter defined, it being the intent of EnerJex, with which intent Jones hereby agrees, to restrict Jones from disseminating or using any like information that is unpublished or not readily available to the general public.

8.1.1
Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with EnerJex.

8.2
Notice of Compelled Disclosure: If, at any time, Jones becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, Jones shall provide EnerJex with prompt, prior written notice of such requirement so that EnerJex may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that EnerJex waives compliance with the provisions hereof, Jones agrees to furnish only that portion of the Confidential Information which Jones is advised by written opinion of counsel is legally required and exercise Jones’ best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Jones shall not oppose action by EnerJex to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

8.3
Assurance of Compliance: Jones agrees to represent to EnerJex, in writing, at any time that EnerJex shall reasonably request, that Jones has complied with the provisions of this section, or any other section of this Agreement.

9.
RETURN OF ENERJEX PROPERTY. Jones agrees that upon any termination of her employment, Jones shall return to EnerJex within a reasonable time not to exceed forty-eight (48) hours, any of EnerJex’s property in her possession or under her control, including but not limited to, all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with EnerJex or its Affiliates and their activities, business and customers, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of EnerJex with whom Jones has had contact or done business.

10.	RELATIONSHIP OF PARTIES. The parties intend that this Agreement create an Employee-Employer relationship between the parties.

11.
NOTICES.  All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notice is being given at the following address:

As to EnerJex:                                 EnerJex Resources, Inc.
7300 W. 110th, 7th Floor
Overland Park, Kansas  66210
Attn: Chief Executive Officer

As to Jones:                                      Dierdre P. Jones
12002 W. 130th Street
Overland Park, KS  66213

Address Change: Any party may change the address(es) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other parties in accordance with this Section 11.

12. MISCELLANEOUS.

12.1
Entire Agreement:  This Agreement and the Addendums hereto contain the entire agreement of the parties.  This Agreement may not be altered, amended or modified except in writing duly executed by the parties.

12.2	Assignment: Neither party, without the written consent of the other party, can assign this Agreement.

12.3	Binding: This Agreement shall be binding upon and inure to the benefit of the parties, their personal representative, successors and assigns.

12.4	No Waiver: The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

12.5
Severability:  If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way.  The parties hereto agree to replace any invalid provision with at valid provision which most closely approximates the intent of the invalid provision.

12.6	Interpretation: This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

12.7	Governing Law: This Agreement shall be governed by and construed under the laws of the State of Kansas, without reference to the choice of law principles thereof.

12.8	Arbitration:

12.8.1
Any controversy, dispute or claim of whatever nature in any way arising out of or relating to Jones’ employment with EnerJex, including, without limitation (except as expressly excluded below in Section 12.8.2) any claims or disputes by Jones against EnerJex, or by EnerJex against Jones, concerning, arising out of or relating to the separation of that employment; any other adverse personnel action by EnerJex; any federal, state or local law, statute or regulation prohibiting employment discrimination or harassment; any public policy; any EnerJex disciplinary action; any EnerJex decision regarding a EnerJex policy or practice, including but not limited to Jones’ compensation or other benefits; and any other claim for personal, emotional, physical or economic injury (individually or collectively, “Covered Claims”) shall be resolved, at the request of any party to this Agreement, by final and binding arbitration in Kansas City, Missouri before Judicial Arbitration Mediation Services (“JAMS”) in accordance with JAMS’ then-current policies and procedures for arbitration of employment disputes.  All costs for such arbitration, including but not limited to Jones’ attorney’s fees, professional fees, witness fees or any other costs, expenses, or fees related to the arbitration, regardless of the party bringing the action, shall be borne by EnerJex.

12.8.2
The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Jones for workers’ compensation benefits or for benefits under a EnerJex plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

12.8.3
This agreement to submit all Covered Claims to binding arbitration in no way alters the exclusivity of Jones’ remedy under Section 6.5 in the event of any termination without Cause or the exclusivity of Jones’ remedy under Section 6.4 in the event of any termination with Cause, and does not require EnerJex to provide Jones with any type of progressive discipline.

12.9
Taxes:  EnerJex is authorized to withhold from any payment or benefit provided hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of EnerJex to satisfy all obligations for the payment of such withholding taxes.  In the event EnerJex does not make such deductions or withholdings, Jones shall indemnify EnerJex for any amounts paid with respect to any such taxes, together with any interest, penalties and related expenses thereto.  Jones acknowledges that no oral or written representation of fact or opinion has been made to him by EnerJex or its attorneys regarding the tax treatment or consequences of any payment made under this Agreement.  Jones acknowledges and agrees that to the extent any liability or responsibility exists for Jones’ federal, state and local income or other taxes, such liability or responsibility rests solely with her. Jones further agrees to indemnify and hold harmless EnerJex in connection with any liability incurred by EnerJex in connection with any tax or taxes for which Jones is responsible.

12.10
Section 409A of the Internal Revenue Code:  To the extent applicable, this Agreement shall be interpreted, construed and operated in accordance with the Section 409A of the Internal Revenue Code, and the Treasury regulations and other guidance issued thereunder.  Any reference to termination of employment, severance from employment or similar terms shall mean and be interpreted as a “separation from service” as defined (as defined in Treasury Regulation §1.409A-1(h)).   If on the date of Jones’ separation from service with EnerJex, Jones is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment constituting the  “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to Jones at any time during the six (6) month period following Jones’ separation from service, and any such amounts shall instead be paid in a lump sum on the first payroll payment date following expiration of such six (6) month period.  Any obligation of EnerJex to reimburse Jones for expenses incurred during any taxable year of Jones shall not affect the expenses eligible for reimbursements in any other taxable year.  Further, such reimbursement of expenses shall be made on or before the last day of Jones’ taxable year following the taxable year in which the expense was incurred.

12.11
Titles:  Titles to the sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

12.12	Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

THIS AGREEMENT CONTAINS AN ARBITRATION CLAUSE.

EnerJex:                                                                                          EnerJex Resources, Inc.
a Nevada corporation

By: /s/ Steve Cochennet
                                                                           Steve Cochennet, CEO

Jones:

By: /s/ Dierdre P. Jones
       Dierdre P. Jones

Signature Page to Employment Agreement

ADDENDUM A

Job Description for Dierdre P. Jones

Job Title:                                Chief Financial Officer
Department:                           Executive
Reports To:                            Chief Executive Officer

SUMMARY

The Chief Financial Officer (CFO) is responsible for planning, organizing, staffing, and managing all of EnerJex’s financial and accounting functions.  In addition, the CFO is responsible to oversee the outsourced Human Resources functions.  The CFO manages EnerJex’s relationships with lending institutions, stockholders, and essential members of the financial community and is accountable to the CEO for the results of such functions and the performance of all assigned employees reporting directly to the CFO.

The CFO is responsible to report and communicate financial and accounting information as required by management, its Board of Directors, or by law.

The CFO aids the CEO in formulating and administering the policies and procedures fundamental to EnerJex, and performs the following duties personally or through subordinate managers / employees:

DUTIES AND SERVICE

•	Oversees all company accounting practices, including accounting departments, preparing budgets and financial reports, both internal and external

o	analyze, critique and review all monthly, quarterly and annual financial statements of consolidated and subsidiary companies

o	ensure compliance with Generally Accepted Accounting Principles (GAAP)

o	maintain Sarbanes-Oxley (SOX) compliance

o	manage and execute staffing decisions of accounting department personnel

o	draft management discussion and analysis for Forms 10Q and 10K, and other SEC filings, as reasonably required

o	prepare a monthly CFO letter to management and the Board of Directors

•	Coordinates the tax preparation and audit functions with appointed firm(s). Maintains primary contact with the external auditor and the audit committee of the Board of Directors.

•	Ensures compliance with state and federal agencies with respect to financial and accounting matters.

A-1

•	Attends Director and Stockholder meetings

•	Directs financial strategy, planning and forecasts, including expense control, revenue cycle management, and cash management

o	spearhead the annual and longer-term budgets consistent with the adopted 3 to 5 year business and strategic plans

•	Participates in investment and raising of funds for business

o	participates in road shows and investor presentations

o	maintains primary contact with banking and lending institutions

•	Studies, analyzes and reports on trends, opportunities for expansion and projection of future company growth

o	assist in negotiations of merger and acquisition transactions
o	evaluate financial statements of potential merger and acquisition candidates
•	Manages complete day-to-day operations of the Company’s headquarters in Overland Park, KS

•	Assists in the negotiations of all material contracts.
•	Maintains the Certified Public Accountant (CPA) designation, including all required continuing education and ethics requirements, to ensure good standing at all times during the Term of employment

•	Perform other duties and responsibilities deemed necessary by the CEO and Board of Directors

A-2

ADDENDUM B
Approved Non-EnerJex Resources, Inc.
Business Activity Exemptions

Description of Business Activity
1.	None as of the date of this Agreement.

B-1